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                                                                     Exhibit 2.2


                                 AMENDMENT NO. 1

                              DATED AUGUST 1, 1998

                                       TO

                                 REORGANIZATION,

                  RECAPITALIZATION AND STOCK PURCHASE AGREEMENT

                            DATED AS OF JUNE 29, 1998

                                 BY AND BETWEEN

                         THE BLACK & DECKER CORPORATION,

                            TRUE TEMPER SPORTS, INC.

                                       AND

                                    TTSI LLC
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                               AMENDMENT NO. 1 TO
                      REORGANIZATION, RECAPITALIZATION AND
                            STOCK PURCHASE AGREEMENT


         This Amendment No. 1 (this "Amendment") to Reorganization, Recapitalization and Stock Purchase Agreement (together with the Exhibits, Schedules and Attachments thereto, the "Agreement") is made as of the 1st day of August 1998, by and among The Black & Decker Corporation, a Maryland corporation ("Parent"), True Temper Sports, Inc., a Delaware corporation ("TTSI"), and TTSI LLC, a Delaware limited liability company ("Buyer").

                               W I T N E S E T H:

         WHEREAS, Parent, TTSI and Buyer entered into the Agreement as of June 29, 1998; and

         WHEREAS, Parent, TTSI and Buyer desire to amend and clarify certain terms contained in the Agreement, all as more fully set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

         Section 1. Definitions. Capitalized terms used in but not defined in this Amendment shall have the meanings specified in the Agreement.

         Section 2. Amendment to Recitals. The sixth and seventh "WHEREAS" clauses contained in the Agreement are hereby amended by deleting those clauses in their entirety and replacing them with the following:

                  "WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Parent desires to cause TTSI, and Buyer desires to assist TTSI, to redeem a portion of the TTSI Common Stock then owned by Emhart and a portion of the TTSI Common Stock then owned by EII with promissory notes to be paid at Closing with the proceeds of such borrowings;

                  WHEREAS, following such redemption, Buyer desires to purchase, buy and acquire from EII and Emhart and Parent desires to cause EII and Emhart to sell, transfer and convey to Buyer the Acquired Shares, and Parent and Buyer desire to enter into certain agreements and arrangements ancillary to such transactions; and"

         Section 3. Amendment to ARTICLE II. Sections 2.01 through 2.04 of
ARTICLE II B TRANSACTIONS AND CLOSING of the Agreement are hereby amended by deleting Section 2.01 through and including Section 2.04 in their entirety and replacing them with the following:
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                  "Section 2.01 Reorganization of TTS Business. Upon the terms and subject to the conditions set forth in this Agreement, the parties agree that following the execution of this Agreement and prior to consummation of the transactions contemplated by Sections 2.02 and 2.03, among other things:

                  (a) TTSI will file an Amended and Restated Certificate of Incorporation consistent with the terms of this Agreement as agreed to by Buyer and Parent;

                  (b) Parent will cause EII to contribute the Contributed Assets to TTSI, free and clear of all Liens (other than Permitted Liens), and TTSI will assume and agree to pay, satisfy and discharge all of the Assumed Liabilities, all as contemplated by the Assignment and Assumption Agreement;

                  (c) In exchange for the capital contribution contemplated by
         Section 2.01(b), TTSI will issue 1,011.21 shares of TTSI Common Stock and 368.75 shares of TTSI Preferred Stock to EII, which upon such issuance shall be duly authorized, fully paid and non-assessable shares of capital stock of TTSI;

                  (d) Parent will cause Emhart to sell, transfer and convey to TTSI the Transferred Intellectual Property, all as contemplated by the Intellectual Property Assignment Agreements;

                  (e) In exchange for the transfer of the Transferred Intellectual Property contemplated by Section 2.01(d), TTSI will issue 6,000 shares of TTSI Common Stock and 881.25 shares of TTSI Preferred Stock to Emhart, which upon such issuance shall be duly authorized, fully paid and non-assessable shares of capital stock of TTSI;

                  (f) Parent (i) will cause TTSI to establish a branch or, at the expense of TTSI, a subsidiary in each of the United Kingdom, Australia and Japan and (ii) will cause each of Tucker Fasteners Limited ("Tucker"), Black & Decker (Australasia) Pty. Limited ("B&D Australasia") and Nippon Pop Rivets & Fasteners, Ltd. ("Nippon") to contribute the assets and liabilities relating exclusively to the TTS Business operations in the United Kingdom, Australia and Japan, respectively, to TTSI; and


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                  (g) In exchange for the contributions contemplated by Section
         2.01(f), TTSI will issue and deliver to each of Tucker, B&D Australasia and Nippon a promissory note with a fixed interest rate equal to 7.5% per annum payable in full at Closing with principal amounts equal to
         (A) $3,860,000, (B) $1,936,024.05 and (C) $406,000, respectively, which the parties agree is the net book value of the respective Contributed Assets.

                  Section 2.02 Recapitalization of TTSI.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, the parties agree that following the execution of this Agreement and immediately prior to Closing, among other things, Buyer will use commercially reasonable best efforts to assist TTSI in obtaining debt financing in an aggregate amount of not less than $155,000,000, together with a revolving credit facility in the amount of $20,000,000, in the manner contemplated by the Commitment Letters or on other terms reasonably acceptable to Buyer, the proceeds of which will be used to consummate the Redemptions and to pay off the promissory notes contemplated by Section 2.01(g).

                  (b) Buyer may elect at its option to pursue an alternative financing structure, provided that such structure does not result in any incremental increase in costs to TTSI.

                  Section 2.03 Closing Transactions.

                  (a) Redemption of TTSI Shares. On and subject to the terms and conditions set forth in this Agreement, immediately following the consummation of the transactions contemplated by Section 2.02 and prior to the Closing, TTSI shall:

                           (i) Redeem 5,818.60 shares of the issued and
                  outstanding TTSI Common Stock owned by Emhart by issuing a promissory note to Emhart, on terms reasonably satisfactory to Parent and Buyer, with a principal amount equal to $112,747,535.88 to be paid at Closing with the proceeds of the borrowings contemplated by Section 2.02; and

                           (ii) Redeem 1,274 shares of the issued and
                  outstanding TTSI Common Stock owned by EII by issuing a promissory note to EII, on terms reasonably satisfactory to Parent and Buyer, with a principal amount equal to $24,686,412.66 to be paid at Closing with the proceeds of the borrowings contemplated by Section 2.02.


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         such that, immediately following the consummation of the transactions contemplated by this Section 2.03(a), EII will own 737.21 shares of TTSI Common Stock and 368.75 shares of TTSI Preferred Stock and Emhart will own 181.40 shares of TTSI Common Stock and 881.25 shares of TTSI Preferred Stock, which shares, in the aggregate, will constitute 100% of the issued and outstanding capital stock of TTSI.

                  (b) Acquisition of Acquired Shares. On and subject to the terms and conditions set forth in this Agreement, at the Closing:

                           (i) Parent shall cause (A) EII to sell, transfer and
                  convey to Buyer and Buyer's Permitted Assignees, free and clear of all Liens (other than Permitted Liens) an aggregate of 683.7468 shares of TTSI Common Stock and an aggregate of
                  293.75 shares of TTSI Preferred Stock and (B) Emhart to sell, transfer and convey to Buyer and Buyer's Permitted Assignees, free and clear of all Liens (other than Permitted Liens) an aggregate of 181.40 shares of TTSI Common Stock and an aggregate of 881.25 shares of TTSI Preferred Stock; and

                           (ii) In consideration for the transfer of the
                  Acquired Shares, Buyer and Buyer=s Permitted Assignees shall make cash payments (A) to EII equalling $23,824,023.29 in the aggregate, which constitutes $13,249,023.29 in respect of the TTSI Common Stock and $10,575,000 in respect of the TTSI Preferred Stock, by wire transfer of immediately available funds to an account or accounts of EII designated by Parent at least two Business Days prior to Closing and (B) to Emhart equalling $35,240,004.13 in the aggregate, which constitutes $3,515,004.13 in respect of the TTSI Common Stock and $31,725,000 in respect of the TTSI Preferred Stock, by wire transfer of immediately available funds to an account or accounts of Emhart designated by Parent at least two Business Days prior to Closing;

         such that, immediately following consummation of the transactions contemplated by this Section 2.03(b), EII will own 53.4632 shares of TTSI Common Stock representing 5.82% of all the issued and outstanding shares of TTSI Common Stock and 75 shares of TTSI Preferred Stock representing 6.0% of all the issued and outstanding shares of TTSI Preferred Stock and Buyer and Buyer's Permitted Assignees will own, in the aggregate, 865.1468 shares of TTSI Common Stock representing 94.18% of all the issued and outstanding shares of TTSI Common Stock and 1175 shares of TTSI Preferred Stock representing 94.0% of all the issued and outstanding shares of TTSI Preferred Stock.


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                  (c) Consent and Waiver by Buyer. By execution and delivery of this Agreement, Buyer hereby consents to and waives any rights in respect of the redemption of TTSI Common Stock owned by EII or Emhart contemplated by Section 2.03(a).

                  (d) Additional Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the parties agree that at the Closing, among other things:

                           (i) Parent or its Affiliates, as the case may be, and
                  TTSI shall execute and deliver the Services Agreement with such additions, deletions and changes as may be agreed to by Buyer and Parent;

                           (ii) TTSI, Buyer, Buyer's Permitted Assigns and EII
                  shall execute and deliver a Stockholders' and a Registration Rights Agreements containing the provisions contemplated by Attachment XIV;

                           (iii) TTSI shall pay off the promissory notes issued
                  to Tucker, B&D Australasia and Nippon pursuant to Section 2.01(g);

                           (iv) TTSI shall pay off the promissory notes issued
                  to each of EII and Emhart pursuant to Section 2.03(a).

         Section 2.04 Section 338(h)(10) Election; Exchange Consideration.

                           (a) The parties agree to make an election under
                  Section 338(h)(10) of the Code (and any corresponding elections under any applicable state, local, or foreign tax law) with respect to the sale of the Acquired Shares by EII to Buyer.

                           (b) The consideration to be paid to Parent and its
                  Affiliates in connection with the Contemplated Transaction (the "Exchange Consideration") shall consist of the following:

                                    (i) the aggregate amounts paid by TTSI to
                           pay off the promissory notes issued to redeem shares of TTSI Common Stock and TTSI Preferred Stock pursuant to Section 2.03(a);


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                                    (ii) the aggregate amount paid by Buyer to
                           EII and Emhart in exchange for the Acquired Shares pursuant to Section 2.03(b);

                                    (iii) the aggregate amounts payable to
                           Tucker, B&D Australasia and Nippon pursuant to the promissory notes to be delivered in accordance with
                           Section 2.01(g) (as so adjusted and together with the amount contemplated by Section 2.04(b)(i) and 2.04(b)(ii) above, the "Adjusted Purchase Price"); and

                                    (iv) the assumption by TTSI of the Assumed
                           Liabilities in accordance with the Transaction Documents.

                  (c) The Exchange Consideration and each Annual Thiokol Payment shall be allocated to and among the respective Contributed Assets and Transferred Intellectual Property as set forth in Attachment IX to this Agreement. Parent, TTSI and Buyer agree that the allocation of the Exchange Consideration has been negotiated by them and is consistent with the value of the Contributed Assets and the principles of Section 1060 of the Code and the regulations promulgated by the Internal Revenue Service thereunder. Parent, TTSI and Buyer agree that they shall use the allocation of the Exchange Consideration reflected in Attachment IX to this Agreement in any Tax Returns or other reports that deal with the Contemplated Transactions and are filed with any Tax Authority and shall promptly prepare and timely file such reports and information as may be required to report the allocation contemplated by this Section 2.04(c)."

         Section 4. Limited Amendment. Except as amended by this Amendment and as the context may otherwise require to give effect to the intent and purposes of this Amendment, the Agreement shall remain in full force and effect without any other amendments or modifications.

         Section 5. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,


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                  if to Parent (or TTSI prior to Closing):

                           c/o The Black & Decker Corporation
                           701 East Joppa Road
                           Towson, Maryland  21286
                           Attention:  Senior Vice President and
                                            Chief Financial Officer
                           Telecopy:  (410) 716-3318

                  with a copy to:

                           The Black & Decker Corporation
                           701 East Joppa Road
                           Towson, Maryland  21286
                           Attention:  Senior Vice President and
                                            General Counsel
                           Telecopy:  (410) 716-2660

                                       and

                           Miles & Stockbridge P.C.
                           10 Light Street
                           Baltimore, Maryland  21202
                           Attention:  Glenn C. Campbell
                                         David A. Gibbons
                           Telecopy:  (410) 385-3700

                  if to Buyer (or TTSI after Closing):

                           TTSI LLC
                           c/o Cornerstone Equity Investors, LLC
                           717 5th Avenue
                           Suite 1100
                           New York, New York  10022
                           Attention: Mr. Mark Rossi
                           Telecopy:  (212) 826-6798


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                  with a copy to:

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, New York  10022
                           Attention: Frederick Tanne, Esquire
                           Telecopy:  (212) 446-4900

or to such other address or telecopy number and with such other copies, as such party may hereafter specify by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 5 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 5.

         Section 6. Amendments; Waivers. Subject to the provisions of Section
9.04 of the Agreement, any provision of this Amendment may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective.

         Section 7. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party, provided the Buyer may assign its or TTSI's rights hereunder to an agent for the financing sources in connection with the Contemplated Transactions, as collateral security for TTSI's obligations, and Buyer may assign its rights to purchase Acquired Shares to Permitted Assignees.

         Section 8. Entire Agreement. The Transaction Documents and any other agreements contemplated thereby (including, to the extent contemplated herein, the Confidentiality Agreement) as amended by this Amendment constitute the entire agreement among the parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter thereof.

         Section 9. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the Contemplated Transactions shall be brought in the United States District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, any of the state courts of the State of Delaware), and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate court) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, Parent, TTSI and


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Buyer agree that service of process upon such party at the address referred to in Section 4 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

         Section 10. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent any provision of this Amendment is determined to be prohibited or unenforceable in any jurisdiction Parent and Buyer agree to use reasonable commercial efforts, and agree to cause the other Seller Companies and TTSI, as the case may be, to use reasonable commercial efforts, to substitute one or more valid, legal and enforceable provisions that, insofar as practicable implement the purposes and intent of the prohibited or unenforceable provision.

         Section 11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         IN WITNESS WHEREOF, the parties hereto caused this Amendment to be duly executed by their respective authorized officers on the day and year first above written.

                                      THE BLACK & DECKER CORPORATION


                                      By:__________________________________
                                         Name: Stephen F. Reeves
                                         Title: Vice President and Controller


                                      TRUE TEMPER SPORTS, INC.


                                      By:_______________________________
                                         Name: Stephen F. Reeves
                                         Title: Vice President


                                      TTSI LLC


                                      By:________________________________
                                         Name: Tyler J. Wolfram
                                         Title: Managing Director


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